Mail Stop 0308

June 8, 2005


Reggie B. Cook
Chief Financial Officer
AMS Health Sciences, Inc.
711 N.E. 39th Street
Oklahoma City, Oklahoma  73105

      Re: 	AMS Health Sciences, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the quarter ended March 31, 2005
		File No.  1-13343

Dear Mr. Cook:

	We have reviewed your response dated May 25, 2005 to our comment letter dated April 21, 2005. We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



Michael Moran
Branch Chief

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Stanley Works
Form 10-K
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0308

         DIVISION OF
CORPORATION FINANCE